Exhibit No. 10.1

Execution Copy

AMENDMENT TO EMPLOYMENT AGREEMENT
with STEVEN J. SMITH

THIS AMENDMENT (this “Amendment”), effective as of March 19, 2012, by and between Journal Communications, Inc., a Wisconsin corporation (the “Company”), and Steven J. Smith (the “Executive”), amends that certain Amended and Restated Employment Agreement, dated as of December 15, 2010, by and between the Company and the Executive (the “Employment Agreement”).

In consideration of the mutual covenants contained herein and the continued employment of the Executive by the Company, the parties agree as follows:

1.  The Employment Agreement is hereby amended by deleting Section 3(a) thereof in its entirety and substituting therefor the following:

“(a)           Base Salary. The Executive’s compensation during the Employment Period shall be determined by the Compensation Committee (or other appropriate committee) of the Board, subject to this Section 3. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than his aggregate annual base salary from the Company and its affiliates as in effect immediately before the date of this Agreement. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.  Notwithstanding the foregoing, Executive’s Annual Base Salary as of the end of the first quarter of 2009 was reduced by 6% beginning with the second quarter of 2009, which reduced amount shall be his Annual Base Salary hereunder, subject to any increases thereafter determined by the Compensation Committee to be appropriate from time to time.  Executive hereby waives any claim he may have had to a higher Annual Base Salary in fiscal years 2010, 2011 or 2012 under the Employment Agreement as in effect prior to March 19, 2012.”

2.  The Employment Agreement is hereby amended by adding the following sentence after the second sentence of Section 3(b) thereof:

“Notwithstanding the foregoing, Executive hereby waives any claims he may have had under the Employment Agreement to an annual bonus opportunity for fiscal year 2009.”

3.  As amended hereby, the Employment Agreement, as heretofore amended, shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Roger D. Peirce
Roger D. Peirce
Chair, Compensation Committee

EXECUTIVE

/s/ Steven J. Smith
Steven J. Smith